(h)(3)(B)(i)

SCHEDULE A

with respect to the

INDEMNIFICATION AGREEMENT

ING Investors Trust
ING Equity Trust
ING Funds Trust
ING Investments Funds, Inc.
ING Mayflower Trust
ING Mutual Funds
ING Prime Rate Trust
ING Senior Income Fund
ING Variable Insurance Trust
ING Variable Products Trust
ING VP Emerging Markets Fund, Inc.
ING VP Natural Resources Trust
USLICO Series Fund